Exhibit 4.6

CYNAPSUS THERAPEUTICS INC.

Condensed Interim Consolidated Financial Statements

For the Three Months Ended March 31, 2015

(Expressed in Canadian Dollars)

Unaudited

CYNAPSUS THERAPEUTICS INC.

Interim Consolidated Statements of Financial Position

UNAUDITED

(in Canadian dollars)

	NOTES	March 31, 2015	December 31, 2014
		$	$
ASSETS
Current assets
Cash		36,661,012	17,448,497
Prepaid expenses and other current assets		828,186	269,779

Total current assets		37,489,198	17,718,276
Non-current assets
Property, plant and equipment	6	382,689	257,830
Intangible assets	7	562,553	574,522

Total assets		38,434,440	18,550,628

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	8, 14	2,431,677	3,080,631

Total current liabilities		2,431,677	3,080,631

SHAREHOLDERS’ EQUITY
Share capital	9	58,407,376	31,740,941
Equity reserves
Warrants	9	12,188,765	13,452,183
Share-based payments	9	3,011,706	2,787,525
Deficit		(37,605,084)	(32,510,652)

Total shareholders’ equity		36,002,763	15,469,997

Total liabilities and shareholders’ equity		38,434,440	18,550,628

COMMITMENTS AND CONTINGENT LIABILITIES (Note 15)

SUBSEQUENT EVENTS (Note 16)

APPROVED ON BEHALF OF THE BOARD:

“Ronald Hosking” , Director	“Rochelle Stenzler” , Director

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

CYNAPSUS THERAPEUTICS INC.

Interim Consolidated Statements of Loss and Comprehensive Loss

UNAUDITED

(in Canadian dollars)

		For the three months ended
	NOTES	March 31, 2015	March 31, 2014
		$	$
EXPENSES
Research and development	10	2,871,101	448,692
Operating, general and administrative	11	1,778,150	958,363
Share-based payments	9	274,068	17,076
Amortization of intangible assets	7	11,969	14,746
Depreciation of property, plant and equipment	6	8,287	659
Acquisition milestone share-based payment	13, 14	1,500,000	—
Unrealized foreign exchange (gain) loss		(1,182,432)	22,898
Recovery on scientific research		(30,000)	(10,000)
Research grant	12	(127,710)	(239,969)
Interest income net of interest expense and related charges		(9,001)	(2,193)

Loss and comprehensive loss for the period		5,094,432	1,210,272

Loss per share – basic and diluted		0.06	0.03
Weighted average number of shares outstanding – basic and diluted		83,740,263	39,459,170

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

CYNAPSUS THERAPEUTICS INC.

Interim Consolidated Statements of Changes in Equity

UNAUDITED

(in Canadian dollars)

	Share Capital	Equity Reserves – Warrants	Equity Reserves – Share-based Payments	Deficit	Total
	$	$	$	$	$
Balance as at December 31, 2014	31,740,941	13,452,183	2,787,525	(32,510,652)	15,469,997

Private placement, net of transaction costs	19,513,550	—	—	—	19,513,550
Exercise of warrants	5,517,292	(1,263,418)	—	—	4,253,874
Acquisition milestone share-based payment	1,500,000	—	—	—	1,500,000
Exercise of share-based payments	135,593	—	(49,887)	—	85,706
Share-based payments	—	—	274,068	—	274,068
Loss for the period	—	—	—	(5,094,432)	(5,094,432)

Activity for the period	26,666,435	(1,263,418)	224,181	(5,094,432)	20,532,766

Balance as at March 31, 2015	58,407,376	12,188,765	3,011,706	(37,605,084)	36,002,763

Balance as at December 31, 2013	16,156,398	4,211,014	1,918,672	(21,692,065)	594,019

Exercise of warrants	971,295	(246,800)	—	—	724,495
Share-based payments	—	—	17,076	—	17,076
Loss for the period	—	—	—	(1,210,272)	(1,210,272)

Activity for the period	971,295	(246,800)	17,076	(1,210,272)	(468,701)

Balance as at March 31, 2014	17,127,693	3,964,214	1,935,748	(22,902,337)	125,318

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

CYNAPSUS THERAPEUTICS INC.

Interim Consolidated Statements of Cash Flows

UNAUDITED

(in Canadian dollars)

		For the three months ended
	NOTES	March 31, 2015	March 31, 2014
		$	$
Operating activities
Loss for the period		(5,094,432)	(1,210,272)
Items not affecting cash:
Share-based payments	9	274,068	17,076
Amortization of intangible assets	7	11,969	14,746
Depreciation of property, plant and equipment	6	8,287	659
Acquisition milestone share-based payment	13	1,500,000	—
Unrealized (gain) loss on foreign exchange		(1,182,432)	22,898

		(4,482,540)	(1,154,893)
Changes in non-cash working capital:
Change in prepaid expenses and other current assets		(558,407)	(40,952)
Change in accounts payables and accrued liabilities		(648,954)	(240,573)
Deferred grant proceeds		—	(239,968)

Net cash used in operating activities		(5,689,901)	(1,676,386)

Investing activities
Purchase of property, plant and equipment	6	(133,146)	—

Net cash used in investing activities		(133,146)	—

Financing activities
Gross proceeds from issuance of shares	9	20,981,579	—
Commissions and share issuance costs	9	(1,468,029)	—
Gross proceeds from exercise of warrants	9	4,253,874	724,495
Gross proceeds from exercise of share-based payments	9	85,706	—
Deferred financing costs		—	(55,229)

Net cash provided by financing activities		23,853,130	669,266

Effect of exchange rate changes on cash and cash equivalents		1,182,432	(22,898)

Increase (decrease) in cash and cash equivalents		19,212,515	(1,030,018)
Cash and cash equivalents, beginning of period		17,448,497	2,289,046

Cash and cash equivalents, end of period		36,661,012	1,259,028

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

CYNAPSUS THERAPEUTICS INC.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

March 31, 2015

(in Canadian dollars)

1.	NATURE OF OPERATIONS

Cynapsus Therapeutics Inc. (“Cynapsus” or the “Company”) is a specialty pharmaceutical company currently focused on developing and preparing to commercialize a fast-acting, easy-to-use, sublingual thin film for the on-demand management of debilitating OFF episodes associated with Parkinson’s disease. The Company’s shares are listed (CTH: TSX) on the TMX Group Inc.’s Toronto Stock Exchange (“Exchange”) and traded in the United States on OTCQX International (CYNAF: OTCQX). Cynapsus was incorporated under the federal laws of Canada. The head office, principal address, registered address and records office of the Company are located at 828 Richmond Street West, Toronto, Ontario, Canada, M6J 1C9.

2.	BASIS OF PREPARATION

The condensed interim consolidated financial statements consolidate the financial statements of Cynapsus and its wholly-owned subsidiary, Adagio Pharmaceuticals Ltd. (“Adagio”). All significant intercompany transactions and balances have been eliminated.

These unaudited interim condensed consolidated financial statements have been prepared in compliance with International Accounting Standard 34 Interim Financial Reporting (“IAS 34”). The notes presented in these unaudited interim condensed consolidated financial statements include only significant events and transactions occurring since our last fiscal year end and are not fully inclusive of all matters required to be disclosed in our annual audited consolidated financial statements. The policies applied in these unaudited interim condensed consolidated financial statements are based on International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Any subsequent changes to IFRS or their interpretation, that are given effect in the Company’s annual consolidated financial statements for the year ending December 31, 2015 could result in a restatement of these unaudited interim condensed consolidated financial statements.

On May 7, 2015, the Board of Directors approved and authorized these condensed interim consolidated financial statements for the three months ended March 31, 2015.

Certain comparative figures have been reclassified to conform with the financial statement presentation adopted for the current period.

In the opinion of management, all adjustments considered necessary for fair presentation of the Company’s financial position, results of operations and cash flows have been included. Operating results for the three month period ended March 31, 2015 are not necessarily indicative of the results that may be expected for the year ending December 31, 2015.

3.	FUTURE ACCOUNTING CHANGES

Certain pronouncements that were issued by the IASB or the International Financial Reporting Interpretations Committee are mandatory for accounting periods beginning on or after January 1, 2016. Many are not applicable or do not have a significant impact to the Company and have been excluded. The following pronouncement has not yet been adopted and is being evaluated to determine its impact on the Company.

IFRS 9 Financial Instruments (“IFRS 9”) was issued by the IASB in July 2014 and will replace IAS 39 Financial Instruments: Recognition and Measurement (“IAS 39”) and all previous versions of IFRS 9. IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost, fair

CYNAPSUS THERAPEUTICS INC.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

March 31, 2015

(in Canadian dollars)

3.	FUTURE ACCOUNTING CHANGES (continued)

value through profit or loss, or fair value through other comprehensive income. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9, except that an entity choosing to measure a financial liability at fair value will present the portion of any change in fair value due to changes in the entity’s own credit risk in other comprehensive income, rather than within profit or loss. The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39. IFRS 9 is effective for annual periods beginning on or after January 1, 2018. Earlier adoption is permitted.

4.	SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS

The preparation of these condensed interim consolidated financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and reported amounts of assets and liabilities at the date of the condensed interim consolidated financial statements and reported amounts of revenue and expenses during the reporting period. Actual outcomes could differ from these estimates. The condensed interim consolidated financial statements include estimates, which, by their nature, are uncertain. The impact of such estimates are pervasive throughout the condensed interim consolidated financial statements, and may require accounting adjustments based on future occurrences.

The estimates and underlying assumptions are reviewed on a regular basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected. The areas involving a higher degree of judgment or complexity, or areas where the assumptions and estimates are significant to the financial statements were the same as those applied to the Company’s consolidated financial statements as at and for the year ended December 31, 2014.

5.	RISK MANAGEMENT

Financial risk management

In the normal course of business, the Company is exposed to a number of financial risks that can affect its operating performance. These risks are credit risk, liquidity risk and market risk. The Company’s overall risk management program and prudent business practices seek to minimize any potential adverse effects on the Company’s financial performance. There were no changes in the Company’s approach to risk management during the three months ended March 31, 2015.

(i)	Credit risk

The Company’s cash balance is on deposit with a Canadian chartered bank. The Company has no significant concentration of credit risk arising from operations. Management believes that the credit risk concentration with respect to these financial instruments is remote.

(ii)	Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at March 31, 2015, the Company had cash of $36,661,012 and prepaid

CYNAPSUS THERAPEUTICS INC.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

March 31, 2015

(in Canadian dollars)

5.	RISK MANAGEMENT (continued)

expenses and other current assets of $828,186 (December 31, 2014 - $17,448,479 and $269,779, respectively) to settle current liabilities of $2,431,677 (December 31, 2014 - $3,080,631). The Company’s accounts payable and accrued liabilities have contractual maturities of less than 30 days and are subject to normal trade terms.

Market risk

(i)	Interest rate risk

The Company had a cash balance of $36,661,012 as at March 31, 2015. The Company’s current policy is to invest excess cash in a business savings account and investment-grade short-term deposit certificates issued by its banking institutions. The Company periodically monitors the investments it makes and is satisfied with the credit ratings of its banks. The Company considers interest rate risk to be minimal as investments are short-term.

(ii)	Foreign currency risk

The Company’s functional and presentation currency is the Canadian dollar and all amounts in the condensed interim consolidated financial statements are expressed in Canadian dollars, unless otherwise noted. Most purchases are transacted in Canadian dollars. The Company funds the majority of research and development expenses in the United States from its US dollar bank account held in Canada and certain expenses in Europe on a cash call basis using the euro converted from its Canadian dollar bank accounts held in Canada. Management believes the foreign exchange risk derived from currency conversions is not significant and therefore does not hedge its foreign exchange risk. As at March 31, 2015, the Company had cash of $30,635,493 and accounts payable of $878,796 denominated in US dollars (December 31, 2014 - $12,370,423 and $1,539,496). A plus or minus 10% change in foreign exchange rates could affect the Company’s net loss by approximately $3,000,000.

(iii)	Price risk

The Company is exposed to price risk with respect to Active Pharmaceutical Ingredient (“API”) prices used in research and development activities. The Company monitors API prices in the United States, Europe and Asia to determine the appropriate course of action to be taken by the Company. Management believes that the price risk concentration with respect to API is minimal.

(iv)	Fair value

IFRS require that the Company disclose information about the fair value of its financial assets and liabilities. Fair value estimates are made at the consolidated statement of financial position date based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties in significant matters of judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

Cash is classified as loans and receivables, measured at amortized cost. Accounts payable and accrued liabilities are classified as other financial liabilities, which are measured at amortized cost.

The carrying amounts for cash, accounts payable and accrued liabilities on the consolidated statement of financial position approximate fair value because of the short term of these instruments.

CYNAPSUS THERAPEUTICS INC.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

March 31, 2015

(in Canadian dollars)

5.	RISK MANAGEMENT (continued)

Capital risk management

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support its research and development activities. The Company’s capital structure consists of share capital and equity reserves. The Board of Directors does not establish quantitative return on capital criteria for management but rather relies on the expertise of the Company’s management to sustain future development of the business.

The product candidates which the Company currently has in its pipeline are in the research stage; as such, the Company is dependent on external financing to fund its activities. In order to carry out the planned research and development and pay for administration costs, the Company will spend its existing working capital and raise additional amounts as needed.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

There were no changes in the Company’s approach to capital management during the three months ended March 31, 2015. The Company and its subsidiary are not subject to externally imposed capital requirements.

6.	PROPERTY, PLANT AND EQUIPMENT

The following is a summary of property, plant and equipment as at December 31, 2014 and March 31, 2015:

	Computer Equipment	Furniture and Fixtures	Leasehold Improvements	Total
	$	$	$	$
Cost
Balance as at December 31, 2014	199,773	54,093	32,880	286,746
Additions	124,485	—	8,661	133,146

Balance as at March 31, 2015	324,258	54,093	41,541	419,892

Accumulated Depreciation
Balance as at December 31, 2014	10,934	10,982	7,000	28,916
Depreciation	1,964	2,155	4,168	8,287

Balance as at March 31, 2015	12,898	13,137	11,168	37,203

Net book value
Net book value as at December 31, 2014	188,839	43,111	25,880	257,830

Net book value as at March 31, 2015	311,360	40,956	30,373	382,689

CYNAPSUS THERAPEUTICS INC.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

March 31, 2015

(in Canadian dollars)

7.	INTANGIBLE ASSETS

The following is a summary of intangible assets as December 31, 2014 and at March 31, 2015:

	APL-130277 Patents	License Agreement	Total
	$	$	$
Cost
Balance as at December 31, 2014 and March 31, 2015	718,150	200,000	918,150

Accumulated Amortization
Balance as at December 31, 2014	143,628	200,000	343,628
Amortization	11,969	—	11,969

Balance as at March 31, 2015	155,597	200,000	355,597

Net book value
Net book value as at December 31, 2014	574,522	—	574,522

Net book value as at March 31, 2015	562,553	—	562,553

On December 22, 2011, the Company completed the acquisition of 100% of the outstanding common shares of Adagio and certain indebtedness of Adagio. The acquisition was accounted for as a purchase of assets by the Company, as Adagio did not meet the definition of a business.

On June 10, 2005, the Company entered into a license agreement with a research and development company relating to technologies associated with the Company’s previous drug development candidate. The license is for patents that have been issued in certain jurisdictions, which will expire in February 2023, and are currently pending in other jurisdictions. On December 31, 2014, due to the emphasis by the licensee on a different product line in their development pipeline, and the lack of any progress on the licensed project, the Company reviewed the carrying value of the intangible asset for potential impairment. The Company determined that there are no expected future cash flows attributable to this asset and recorded an impairment charge of $94,449 to write down the carrying value of the intangible asset to zero.

8.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The following is a summary of accounts payable and accrued liabilities as at December 31, 2014 and March 31, 2015:

	March 31, 2015	December 31, 2014
	$	$
Trade payables	1,807,531	2,240,026
Due to related parties (Note 14)	201,299	128,713
Bonus accruals to related parties (Note 14)	100,000	508,710
Other accrued liabilities	322,847	203,182

	2,431,677	3,080,631

CYNAPSUS THERAPEUTICS INC.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

March 31, 2015

(in Canadian dollars)

9.	SHARE CAPITAL

i)	Authorized common shares

Unlimited number of common shares with no par value

ii)	Issued and outstanding common shares

Number of Common Shares
#
Balance as at December 31, 2014	80,334,449
Shares issued for cash	22,039,472
Shares issued as acquisition milestone share-based payment	1,119,403
Shares issued for cash from exercise of warrants	6,691,771
Shares issued for cash from exercise of share-based payments	126,333

Balance as at March 31, 2015	110,311,428

On March 31, 2015, the Company announced the completion of a private placement of 22,039,472 common shares of the Company for gross proceeds of $20,981,579. The issue price of $0.952 per share represents a 20% discount to the 5-day volume-weighted average price per common share on the TSX as of the close of business on March 27, 2015. The common shares issued are subject to a hold period, which will expire four months plus one day from the date of issue.

As part of the March 31, 2015 private placement, the Dexcel Pharma group, a strategic pharmaceutical investor and significant shareholder of Cynapsus, and which also has two directors on the Board of Directors of the Company, subscribed for 4,342,105 common shares having an aggregate subscription price of $4,133,684 (see Note 14, Related Party Transactions).

On March 11, 2015, pursuant to an amended agreement, the Company issued 1,119,403 common shares to former Adagio shareholders as acquisition milestone share-based payment (see Note 13, Acquisition Milestone Share-based Payment).

iii)	Equity Reserve – Warrants

The number of warrants outstanding as at December 31, 2014 and March 31, 2015 and changes during the three months ended March 31, 2015 are presented below:

	Number of Warrants	Equity Reserve	Weighted Average Exercise Price/Share
	#	$	$
Balance as at December 31, 2014	60,034,989	13,452,183	0.734
Exercised	(6,691,771)	(1,263,418)	0.636

Balance as at March 31, 2015	53,343,218	12,188,765	0.746

CYNAPSUS THERAPEUTICS INC.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

March 31, 2015

(in Canadian dollars)

9.	SHARE CAPITAL (continued)

iii)	Equity Reserve – Warrants (continued)

A summary of warrants exercised during the three months ended March 31, 2015 is as follows:

Number of Warrants	Cash Proceeds	Exercise Price
#	$	$
4,963,662	2,854,106	0.575
1,728,109	1,399,768	0.810

6,691,771	4,253,874

Warrants issued and outstanding as at March 31, 2015 were as follows:

Number of Warrants	Exercise Price	Exercise Trigger*	Expiry Date	Description
#	$/ Share	$/ Share
190,000	1.000	1.50	July 18, 2017	2012 Private placement
330,400	0.625	—	October 24, 2017	2012 Private placement
127,496	0.625	—	November 23, 2017	2012 Private placement
11,323,423	0.575	1.38	March 1, 2018	2013 Prospectus offering, first closing
2,934,200	0.575	1.38	March 1, 2018	2013 Prospectus offering, second closing
38,437,699	0.810	1.95	April 15, 2019	2014 Prospectus offering

53,343,218

*Note: Included in some of the warrant agreements are provisions such that each warrant entitles the holder to purchase one common share at a price equal to the exercise price per share for a period up to the expiry date, except that, subject to certain exceptions, the warrants will be cancelled if they are not exercised within 30 days after written notice from the Company that the closing price of its common shares on the principal stock exchange of the Company has been three times the unit price of the offering or more for 20 consecutive trading days.

There were no warrants issued during the three months ended March 31, 2015. The weighted average grant date fair value of the warrants issued during the year ended December 31, 2014 was $0.24. The weighted average contractual life remaining for the warrants as at March 31, 2015 is 3.72 years (December 31, 2014 - 3.71 years).

iv)	Reserve – Share-based payments

The Company has in place a stock option plan for the purchase of common shares by its directors, officers, employees and other service providers. No amounts are paid or payable by the recipient on receipt of the option. The options carry neither rights to dividends nor voting rights. Options may be exercised at any time from the date of vesting to the date of their expiry. The number of options granted is approved by the Board of Directors. All options expire up to 365 days after the resignation of an employee or director and expire 90 days after the resignation of a consultant.

The aggregate number of common shares reserved for issuance under the stock option plan is a maximum of 10% of the issued and outstanding common shares of the Company. As at March 31, 2015, there were a total of 5,324,316 options outstanding, representing 4.8% of the issued and

CYNAPSUS THERAPEUTICS INC.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

March 31, 2015

(in Canadian dollars)

9.	SHARE CAPITAL (continued)

iv)	Reserve – Share-based payments (continued)

outstanding common shares of the Company. No one person shall be granted options representing more than 5% of the issued and outstanding common shares of the Company in a 12-month period. Option grants to persons providing consulting and investor services may not exceed 2% of the issued and outstanding common shares of the Company in any 12-month period. The options are non-assignable and non-transferable and may be granted for a term not exceeding five years. The exercise price of the options is fixed by the Board of Directors of the Company and shall not be lower than the discounted market price (as defined by the TSX) of the shares at the time of grant, subject to all applicable regulatory requirements.

The number of stock options outstanding as at December 31, 2014 and March 31, 2015, and changes during the three months ended March 31, 2015 are as follows:

	Number of Options	Weighted Average Exercise Price/Share
	#	$
Options outstanding as at December 31, 2014	5,450,649	0.76
Exercised	(126,333)	0.68

Options outstanding as at March 31, 2015	5,324,316	0.76

For the three months ended March 31, 2015, share-based compensation expense attributable to the operating, general and administrative function was $80,334 (March 31, 2014 - $34,661) and to the research and development function was $193,735 (March 31, 2014 - recovery of $17,585).

Stock options issued and outstanding as at March 31, 2015 were as follows:

Number of Options Outstanding	Number of Options Vested and Exercisable	Effective Exercise Price/ Share	Expiry Date
#	#	$
90,000	90,000	1.00	August 12, 2015
5,000	5,000	1.00	November 10, 2015
50,000	50,000	1.00	March 4, 2016
40,000	40,000	1.00	August 19, 2016
275,000	275,000	1.00	March 23, 2017
26,000	26,000	1.00	May 30, 2017
15,000	15,000	1.00	August 29, 2017
373,316	373,316	0.46	March 1, 2018
896,000	896,000	0.36	May 1, 2018
25,000	25,000	0.31	May 28, 2018
2,204,000	1,469,334	0.65	May 20, 2019
1,325,000	166,250	1.24	December 5, 2019

5,324,316	3,430,900

CYNAPSUS THERAPEUTICS INC.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

March 31, 2015

(in Canadian dollars)

9.	SHARE CAPITAL (continued)

iv)	Reserve – Share-based payments (continued)

The total number of common shares that were issuable pursuant to stock options that were exercisable as at March 31, 2015 is 3,430,900 (December 31, 2014 - 3,557,233). The weighted average exercise price of these options as at March 31, 2015 is $0.63 (December 31, 2014 - $0.76).

The weighted average contractual life remaining for the exercisable and outstanding shares issuable on exercise of stock options as at March 31, 2015 is 3.37 years and 3.76 years, respectively (December 31, 2014 - 3.59 years and 3.98 years).

10.	RESEARCH AND DEVELOPMENT

Components of research and development expenses for the three months ended March 31, 2015 and March 31, 2014 were as follows:

	March 31, 2015	March 31, 2014
	$	$
Salaries, benefits and bonuses	374,527	27,250
Other research and development	2,496,574	421,442

	2,871,101	448,692

11.	OPERATING, GENERAL AND ADMINISTRATIVE

Components of operating, general and administrative expenses for the three months ended March 31 2015 and March 31, 2014 were as follows:

	March 31, 2015	March 31, 2014
	$	$
Salaries, benefits, bonuses and board fees	451,504	345,516
Other operating general, and administrative	1,326,646	612,847

	1,778,150	958,363

12.	RESEARCH GRANT

On August 8, 2012, the Company was awarded a grant of US$947,925 ($942,977) from The Michael J. Fox Foundation (“MJFF”) for Parkinson’s Research to support clinical studies to develop the Company’s product candidate APL-130277, a sublingual thin film strip reformulation of apomorphine. The grant was awarded under the Foundation’s The Edmond J. Safra Core Programs for Parkinson’s Research, Clinical Intervention Awards aimed at supporting human clinical trials testing promising Parkinson’s therapies that may significantly and fundamentally improve treatment for people with Parkinson’s. Funds awarded by MJFF are to be used solely for the specified project and are conditioned on meeting certain milestones and deliverables. The first milestone payment of US$297,825 ($289,516) was received on September 20, 2012 and was fully used by December 31, 2012. The second milestone payment of US$412,087 ($410,053) was received on January 30, 2013 and was fully used by December 31, 2013. On December 16, 2013, the

CYNAPSUS THERAPEUTICS INC.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

March 31, 2015

(in Canadian dollars)

12.	RESEARCH GRANT (continued)

Company received the final milestone payment of US$238,012 ($254,102). As at December 31, 2013, $239,969 was recorded as deferred grant proceeds, and was fully used and recognized into income in the three months ended March 31, 2014.

On July 3, 2014, the Company was awarded a second grant of US$500,000 from MJFF to support clinical studies to develop APL-130277. This MJFF grant was used to fund the Company’s CTH-105 clinical study. Funds awarded by MJFF are to be used solely for the specified project and are conditioned on meeting certain milestones and deliverables. The first milestone payment of US$100,000 ($112,000) was received on September 4, 2014 and was recognized as research grant income in the third quarter of 2014. The second milestone payment of US$300,000 ($342,660) was received on December 9, 2014 and was recognized as research grant income in the fourth quarter of 2014. The final milestone payment of US$100,000 ($127,710) was received on March 13, 2015 and was recognized as research grant income in the first quarter of 2015.

As part of the MJFF grant agreement, Cynapsus is required to support further Parkinson’s research by making up to US$1,000,000 in contributions to MJFF based on future sales of APL-130277 beginning the year that the Company posts net sales of APL-130277 in excess of US$5,000,000.

13.	ACQUISITION MILESTONE SHARE-BASED PAYMENT

On December 22, 2011, the Company completed the acquisition of 100% of the outstanding common shares of Adagio and certain indebtedness of Adagio (the “Transaction”). The Transaction was structured as a share exchange with Adagio shareholders receiving newly issued common shares of the Company in exchange for all of the issued and outstanding shares of Adagio. The Transaction also arranged for contingent payments upon the completion of operational milestones. On January 28, 2015, the Company and the former Adagio shareholders, whom are substantially represented by key management and therefore are related parties, signed an amendment to the Adagio Share Purchase Agreement to better reflect the contemplated agreement between the parties resulting in an amended condition as described in milestone payment (a) below. Adagio shareholders were entitled to the following additional payments pursuant to the Transaction:

a)	a payment of $1,500,000 conditional upon the successful completion of the Company’s Phase 2 CTH-105 study in Parkinson’s patients, and written confirmation from the FDA, that one Phase 3 efficacy study, one Phase 3 safety study, a bridging study and an ease-of-use study will be sufficient to allow the Company to pursue approval for a new drug application pursuant to Section 505(b)(2) of the United States Federal Food, Drug and Cosmetic Act, as amended, to be satisfied by the issuance of common shares at a deemed value equal to the 30-day volume weighted average trading price (“VWAP”) immediately prior to the first public announcement of the receipt of written minutes from the FDA confirming the above; and

b)	a payment of $2,500,000 conditional upon the successful completion of the APL-130277 final safety study, to be satisfied by the issuance of common shares at a deemed value equal to the 30 day VWAP immediately prior to the first public announcement of the results of such study. This study had not been started as of March 31, 2015.

With respect to the payments described in (a) and (b) above, the VWAP of the common shares may not be less than the “discounted market price” as defined in the policies of the Exchange.

CYNAPSUS THERAPEUTICS INC.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

March 31, 2015

(in Canadian dollars)

13.	ACQUISITION MILESTONE SHARE-BASED PAYMENT (continued)

On March 11, 2015, the Company announced the results of the end of Phase 2 meeting with the FDA, which triggered the milestone payment described in (a) above to former Adagio shareholders of 1,119,403 common shares at a deemed value of $1.34 per common share. The fair value of these shares, in the amount of $1,500,000, was recorded as an expense. See Note 14, Related Party Transactions.

14.	RELATED PARTY TRANSACTIONS

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company, including directors and senior executives. Compensation paid or payable to key management was composed of the following during the three months ended March 31, 2015 and March 31, 2014:

	2015	2014
	$	$
Short-term salaries, benefits and bonuses to executives	297,122	207,655
Director fees	126,130	70,428

	423,252	278,083

As at March 31, 2015, included in accounts payable and accrued liabilities was $201,299 (December 31, 2014 - $128,713) due to officers and directors of the Company (See Note 8, Accounts Payable and Accrued Liabilities). These amounts are unsecured and non-interest bearing with no fixed terms of repayment. As at March 31, 2015, $100,000 was accrued as bonuses to related parties (December 31, 2014 - $508,710).

The Company’s executive agreements provide for additional payments in the event of termination without cause (see Note 15, Commitments and Contingent Liabilities).

On March 11, 2015, the Company announced the results of the end of Phase 2 meeting with the U.S. Food and Drug Administration (“FDA”), which triggered a milestone payment to former Adagio shareholders of 1,119,403 common shares. Of the total, 602,442 shares were issued to the Company’s President and Chief Executive Officer (see Note 13, Acquisition Milestone Share-based Payment).

As part of the March 31, 2015 private placement, the Dexcel Pharma Group, a strategic pharmaceutical investor and significant shareholder of Cynapsus, and which also has two directors on the Board of Directors of the Company, subscribed for 4,342,105 common shares having an aggregate subscription price of $4,133,684 (see Note 9, Share Capital).

15.	COMMITMENTS AND CONTINGENT LIABILITIES

As at March 31, 2015, the Company had research and development and other service contract commitments, as well as minimum future payments under operating leases for the periods presented as follows:

	Less than 1 year	1 - 2 years	Total
	$	$	$
Purchase Obligations	2,150,000	137,000	2,287,000
Operating Leases	110,000	18,000	128,000

Total Contractual Obligations	2,260,000	155,000	2,415,000

CYNAPSUS THERAPEUTICS INC.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

March 31, 2015

(in Canadian dollars)

15.	COMMITMENTS AND CONTINGENT LIABILITIES (continued)

Subsequent to March 31, 2015, the Company entered into additional research and development contracts, resulting in additional purchase obligations of $1,422,000 within one year. As a result, the total current purchase obligations as at May 7, 2015 are $3,709,000.

Of the total purchase obligations, one consulting contract contains a change of control clause in which, subject to certain conditions, the Company agrees to pay the vendor an amount equal to fees based on the minimum billable hours for the remainder of the agreement term. As a triggering event has not taken place, these contingent payments have not been recognized in these financial statements. The Company does not have a practicable estimate for the expected value of this contingent liability due to the nature of the triggering event. As at March 31, 2015, the maximum amount of any contingent liability, based on a remaining term of 15 months, was $535,000, which was included in the amount of unrecognized purchase obligations.

The Company is a party to certain management contracts for its executive officers. Minimum management contract termination commitments remaining under the agreements, for termination without cause, are approximately $1,252,325 and are all payable within one year.

See also Note 12, Research Grant and Note 13, Acquisition Milestone Share-Based Payment.

16.	SUBSEQUENT EVENTS

On April 2, 2015, the Company granted stock options to acquire 3,980,000 common shares. The stock options were granted to officers, directors and employees of the Company at an exercise price equal to $1.36 per share and expire 5 years from the date of grant. The closing price of the shares of the Company on the Toronto Stock Exchange (CTH: TSX) on the day prior to the grant was $1.36. Following the grant of these options, there were a total of 9,304,316 options outstanding, representing 8.4% of the issued and outstanding common shares of the Corporation as of March 31, 2015.